  EXHIBIT 1

(Cancelled)	510 Burrard St, 3rd Floor
Vancouver BC, V6C 3B9
www.computershare.com

Date: June 18, 2025

To: All Canadian Securities Regulatory Authorities

Subject: FEC RESOURCES INC.

Dear Sir/Madam:

We advise of the following with respect to the upcoming Meeting of Security Holders for the subject Issuer:

Meeting Type :	Annual General Meeting (Cancelled)
Record Date for Notice of Meeting :	May 23, 2025 (Cancelled)
Record Date for Voting (if applicable) :	May 23, 2025 (Cancelled)
Beneficial Ownership Determination Date :	May 23, 2025 (Cancelled)
Meeting Date :	July 18, 2025 (Cancelled)
Meeting Location (if available) :	Vancouver, BC
Issuer sending proxy related materials directly to NOBO:	Yes
Issuer paying for delivery to OBO:	No

Notice and Access (NAA) Requirements:
NAA for Beneficial Holders	No
NAA for Registered Holders	No

Voting Security Details:

Description	CUSIP Number	ISIN
COMMON	30246X108	CA30246X1087

Sincerely,

Computershare

Agent for FEC RESOURCES INC.